Exhibit 99.2
Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services, net	$474,427	$451,361	$1,385,923	$1,311,911
Management fee revenue - administrative services, net	14,430	13,521	42,576	39,894
Administrative services reimbursement revenue	142,730	140,172	431,305	432,642
Service agreement revenue	7,155	7,072	20,754	21,297
Total operating revenue	638,742	612,126	1,880,558	1,805,744

Operating expenses
Cost of operations - policy issuance and renewal services	390,105	375,259	1,160,614	1,103,517
Cost of operations - administrative services	142,730	140,172	431,305	432,642
Total operating expenses	532,835	515,431	1,591,919	1,536,159
Operating income	105,907	96,695	288,639	269,585

Investment income
Net investment income	8,652	7,659	25,199	21,583
Net realized investment gains (losses)	1,696	0	5,501	(497)
Net impairment losses recognized in earnings	(31)	0	(193)	(646)
Equity in earnings of limited partnerships	3,289	772	2,546	361
Total investment income	13,606	8,431	33,053	20,801

Interest expense, net	111	709	832	1,864
Other income	100	54	195	156
Income before income taxes	119,502	104,471	321,055	288,678
Income tax expense	25,333	24,025	63,821	62,768
Net income	$94,169	$80,446	$257,234	$225,910

Net income per share
Class A common stock – basic	$2.02	$1.73	$5.52	$4.85
Class A common stock – diluted	$1.80	$1.54	$4.92	$4.32
Class B common stock – basic	$303	$259	$829	$728
Class B common stock – diluted	$303	$259	$828	$727

Weighted average shares outstanding – Basic
Class A common stock	46,189,006	46,188,941	46,188,767	46,188,522
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,325,125	52,317,438	52,317,275	52,313,642
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$0.90	$0.84	$2.70	$2.52
Class B common stock	$135.00	$126.00	$405.00	$378.00

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	September 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$344,872	$266,417
Available-for-sale securities	32,984	402,339
Receivables from Erie Insurance Exchange and affiliates	497,985	449,873
Prepaid expenses and other current assets	47,712	36,892
Federal income taxes recoverable	6,075	8,162
Accrued investment income	5,267	5,263
Total current assets	934,895	1,168,946

Available-for-sale securities	647,649	346,184
Equity securities	55,052	11,853
Limited partnership investments	32,171	34,821
Fixed assets, net	194,170	130,832
Deferred income taxes, net	15,505	24,101
Other assets	95,138	61,590
Total assets	$1,974,580	$1,778,327

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$272,932	$241,573
Agent bonuses	73,921	103,462
Accounts payable and accrued liabilities	131,453	111,291
Dividends payable	41,913	41,910
Contract liability	36,318	33,854
Deferred executive compensation	10,328	13,107
Current portion of long-term borrowings	1,959	1,870
Total current liabilities	568,824	547,067

Defined benefit pension plans	136,078	116,866
Long-term borrowings	96,346	97,860
Contract liability	18,648	17,873
Deferred executive compensation	13,017	13,075
Other long-term liabilities	22,396	11,914
Total liabilities	855,309	804,655

Shareholders’ equity	1,119,271	973,672
Total liabilities and shareholders’ equity	$1,974,580	$1,778,327

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